Exhibit 1.02

Philips Conflict Minerals Report

This Conflict Minerals Report for Koninklijke Philips N.V. (hereafter “Philips”, “we”, “us” or “our”) covers the reporting period from January 1st to December 31st, 2013, and is presented in accordance with the Securities Exchange Act of 1934, Rule 13p-1 (the “conflict minerals law”) and the requirements of Form SD.

This Conflict Minerals Report is filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD and is also posted on the Philips conflict minerals website.

Table of Contents

1 Introduction	2

1.1 Philips	3

1.2 Supply chain	3

2 Due Diligence	4

2.1 Due Diligence Design Framework*	4

2.2 Due Diligence Design and Due Diligence Measures Performed*	4

3 Due Diligence Determination	9

3.1 Results of RCOI	10

3.2 Analysis of our products in light of due diligence results	11

3.3 Determination	12

3.4 List of products, smelters and country of origin	12

3.5 Steps to improve due diligence	18

4 Independent private sector audit	18

5 Data sources used	18

6 Abbreviations	18

Exhibit A	19

*	The design of the due diligence framework, as set forth in Section 2.1 and the description of the due diligence measures the Company performed as set forth in column “Due Diligence Measures Performed” in section 2.2 of this report, have been audited by KPMG, our independent private sector auditor. The audit report is set forth as Exhibit A in this Conflict Minerals Report.

1 Introduction

The Democratic Republic of the Congo (DRC) and its adjoining countries have significant reserves of tin, tantalum, tungsten and gold (known as “3TG”). All of these minerals are commonly used in the manufacturing of consumer products. Various parties, including the United States Congress, have concerns that the exploitation and trade of conflict minerals by armed groups is helping to finance conflict in the DRC region and is contributing to an emergency humanitarian crisis. The DRC produces 19% of the world tantalum production and less than 2% of the world production for tin, tungsten and gold (source: U.S. Geological Survey – Minerals Commodity Summaries 2014).

In 2010, the United States Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act specifically relates to conflict minerals and requires persons to disclose annually whether any conflict minerals that are necessary to the functionality or production of a product of the person, as defined in the provision, originated in the Democratic Republic of the Congo or an adjoining country and, if so, to provide a report describing, among other matters, the measures taken to exercise due diligence on the source and chain of custody of those minerals. Section 1502 was subsequently included in Rule 13p-1 under the Securities and Exchange Act 1934. The Rule imposes certain reporting obligations on SEC registrants (issuers of securities that are required to file annual and quarterly reports with the United States Securities and Exchange Commission (SEC)) whose manufactured products contain 3TG, and who have reason to believe that the products they manufacture or contract to manufacture, contain conflict minerals that are necessary to the functionality or production of those products. If the SEC registrant has reason to believe that any of the 3TG used may have originated in the Democratic Republic of Congo or an adjoining country, or is unable to determine the country of origin of those conflict minerals, the SEC registrant is required to annually file a Form SD with the SEC to disclose certain facts about the 3TG used in their products, and, if required, to file a Conflict Minerals Report, including a description of the measures it took to exercise due diligence on the 3TG’ (also known as “conflict minerals”) source and chain of custody.

Philips has concluded in good faith, that:

•	Philips has manufactured and contracted to manufacture products as to which conflict minerals are necessary to the functionality or production of our products;

•	Based on the Reasonable Country or Origin Inquiry, Philips knows or has reason to believe that a portion of its necessary conflict minerals originated or may have originated from the DRC or adjoining countries and knows or has reason to believe that those minerals may not be solely from recycled or scrap sources.

Pursuant to the Rule, Philips therefore undertook due diligence measures on the source and chain of custody of those necessary conflict minerals.

As a result, Philips is filing this Conflict Minerals Report with Form SD to comply with the requirements of Rule 13p-1 of the Securities and Exchange Act 1934.

1.1 Philips

Royal Philips (NYSE: PHG, AEX: PHIA) is a diversified health and well-being company, focused on improving people’s lives through meaningful innovation in the areas of Healthcare, Consumer Lifestyle and Lighting. Headquartered in the Netherlands, Philips posted 2013 sales of EUR 23.3 billion and employs approximately 112,000 employees with sales and services in more than 100 countries. The company is a leader in cardiac care, acute care and home healthcare, energy efficient lighting solutions and new lighting applications, as well as male shaving and grooming and oral healthcare. The company is organized around three sectors:

•	Healthcare

including the following business groups: Imaging Systems, Patient Care & Clinical Informatics, Home Healthcare Solutions, Customer Services

•	Lighting

including the following business groups: Light Sources & Electronics, Consumer Luminaires, Professional Lighting Solutions, Automotive Lighting, Lumileds

•	Consumer Lifestyle

including the following business groups: Health & Wellness, Personal Care, Domestic Appliances

Above business groups cover a wide product portfolio, including thousands of different products. Some examples of principal products include:

•	CT scanners, ECG equipment, mammography equipment, monitoring equipment, MRI scanners, radiography equipment, resuscitation equipment, ultrasound equipment and X-ray equipment

•	LEDs, eco-halogen, (compact) fluorescent, high-intensity discharge and incandescent light sources, luminaires for the consumer market, controls and luminaires for city beautification, road lighting, sports lighting, office lighting, shop/hospitality lighting, industry lighting, and car headlights and signaling

•	Projectors, shavers, toothbrushes, baby monitors, bottles, breast pumps, coffee makers, kitchen appliances, vacuum cleaners and air purification products

One or more of the 3TG metals are contained in the vast majority of Philips products, typically in small quantities.

1.2 Supply chain

The supply chain for 3TG consists of many tiers. Before reaching Philips’ direct suppliers, 3TG will go from mines, to traders, exporters, smelters or refiners (referred to as smelters), alloy producers and component manufacturers, and sometimes intermediate suppliers. Since one or more of the 3TG metals are contained in the vast majority of Philips products, the majority of Philips suppliers also use these metals in their products. Philips sources products and components from approximately 10,000 first tier suppliers globally. First tier suppliers are those suppliers that Philips selected and with whom we have a direct business relationship. These first tier suppliers select their suppliers (second tier suppliers), which in turn have their own group of suppliers (third tier), and so on. In a typical case, there may be seven or more tiers in the supply chain between a 3TG mine and Philips’ first tier suppliers. Philips works with and through its first tier suppliers to investigate the deeper levels of our supply chain, in an effort to determine the origin of 3TG contained in Philips products.

Due to Philips’ position in the supply chain and limited insight in and leverage over the deeper levels of the supply chain, we engage and actively cooperate with other industry members via our participation in the Conflict Free Sourcing Initiative (CFSI). We use the tools and programs developed by the CFSI, especially the Conflict Minerals Reporting Template (CMRT) and the Conflict Free Smelter Program (CFSP).

2 Due Diligence

2.1 Due Diligence Design Framework*

Our conflict minerals due diligence measures for the reporting period 2013 have been designed to conform with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Guidance”).

This section is subject to the Independent Private Sector Audit as referred to in section 4.

2.2 Due Diligence Design and Due Diligence Measures Performed*

The following overview provides a summary of Philips’ due diligence design in accordance with the five steps of the OECD Guidance and due diligence measures performed. The activities described in the Design column of these steps were used during the reporting period and we intend to use these steps during future reporting periods (along with any additional steps that Philips implements to enhance and improve the diligence process) to identify and mitigate risk.

Philips conducted due diligence measures on the source and chain of custody of our conflict minerals to ascertain whether these conflict minerals originated in the Democratic Republic of Congo or any of its adjoining countries and finance or benefit armed groups in any of these countries. The Due Diligence Measures Performed listed in the table below are subject to the Independent Private Sector Audit as referred to in section 4 of this report.

Step 1: Establish strong company management systems.

A	Adopt and commit to a supply chain policy

	Due Diligence Design	Due Diligence Measures Performed *

Philips will design a position paper on responsible sourcing in relation to conflict minerals.

In line with the OECD Guidance, Philips has committed not to purchase raw materials, subassemblies, or supplies which we know contain conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. Philips joined the Electronics Industry Citizenship Coalition (EICC) in 2006, and has been an active member of the CFSI. The CFSI is an initiative of the electronics and mobile phone industry organizations EICC and GeSI (Global e-Sustainability Initiative), which seeks to prevent minerals that directly or indirectly finance the DRC conflict from entering the electronics supply chain.

Philips program goals are:

•          Minimizing the trade in conflict minerals from mines that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.

•          Enabling legitimate minerals from the region to enter global supply chains, thereby supporting the Congolese economy and the local communities that depend on these exports.

The Philips Position Paper is posted on the company’s conflict minerals website and is communicated to all priority suppliers.

The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the Conflict Minerals Report or Form SD.

Philips adopted the position paper on responsible sourcing in relation to conflict minerals.
B	Internal management systems

	Due Diligence Design	Due Diligence Measures Performed *

Philips created an internal conflict minerals team to manage the implementation and progress of our due diligence efforts. The internal team consists of representatives from Procurement at group and sector level, Sustainability, Finance and Control, Legal and the Ethics Office.

The conflict minerals team met once a month to review progress and results of supplier data collection, supplier due diligence and smelter identification.
C	System of controls and transparency over the conflict minerals supply-chain

	Due Diligence Design	Due Diligence Measures Performed *

	Philips established a system of controls and transparency over its 3TG supply chains by creating a process to engage a group of first tier priority suppliers (as defined below) and request them to submit information to Philips using the CMRT. The CMRT is a	Philips reached out to priority suppliers requesting suppliers to fill out the CMRT. We contacted suppliers on CMRT responses that we identified contained incomplete or potentially inaccurate information to seek additional clarifying information.

survey tool developed by the CFSI to standardize collection of due diligence information in the supply chain. The information submitted by priority suppliers includes information gathered by those suppliers about the smelters identified in their own supply chains. The information is used by Philips to assess due diligence efforts implemented by suppliers, and to identify smelters.

We compared smelters identified by priority suppliers against the list of smelters that successfully passed the CFSP or equivalent assessment, thereby confirming their conflict-free status under the CSFP standards.

D	Engagement with suppliers

	Due Diligence Design	Due Diligence Measures Performed *

The Philips Supplier Sustainability Declaration (SSD) includes a provision about conflict minerals. The SSD is part of the supplier contracts and requires suppliers to have a policy to reasonably assure that their 3TG does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the DRC or an adjoining country, and to exercise due diligence on the source and chain of custody.

For first tier suppliers in risk-countries Philips has a supplier sustainability audit program in place, in which implementation of the SSD is assessed. Conflict minerals is one of the topics covered in these audits. In case non-conformances are identified during the audit, suppliers are requested to make a corrective action plan and Philips monitors the implementation of this plan until the non-conformance is closed.

Suppliers are requested to adopt a DRC Conflict Free policy and to identify all 3TG smelters in their supply chain.

Training materials, webinars, and a helpdesk is available to increase awareness amongst suppliers and to help suppliers meet our expectations.

Philips reached out to priority suppliers via a supplier letter, explaining our expectations and requesting suppliers to fill out the CMRT. The supplier letter is posted on the company’s conflict minerals website and was communicated to all priority suppliers.

We invited all priority suppliers to attend webinar trainings that we provided in English and Chinese.

When lack of progress was observed in supplier CMRT collection, or when the supplier CMRT did not meet our acceptance criteria (see step 2A below) the Philips helpdesk and Philips buyers worked with suppliers towards meeting Philips CMRT acceptance criteria.

The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the CMR or Form SD.

E	Grievance mechanism

	Due Diligence Design	Due Diligence Measures Performed *

Multiple communication channels exist to serve as grievance mechanisms for early-warning risk awareness. Internally, Philips has a hotline available to its personnel to report anonymously possible violations of Philips General Business Principles and other policies. Externally, concerns can be reported via existing industry grievance mechanisms like ITRI’s Tin Supply Chain Initiative. Philips actively participates in the following groups which served as an early-warning risk-awareness system:

•          CFSI

•          Joint Forum on Responsible Mineral Supply Chains hosted by the Secretariat to the International

Conference on the Great Lakes Region (ICGLR), the OECD and the United Nations Group of Experts on the DRC (UN GoE)
Step 2: Identify and assess risk in the supply chain.

A	Identify smelters in the supply chain

	Due Diligence Design	Due Diligence Measures Performed *

Given the size and diversity of our supplier base, we choose to focus our efforts on a group of first tier priority suppliers and work with them to identify the smelters in our supply chain. Priority suppliers are selected based on:

•       Purchasing spend

The selected priority suppliers cover the top 80% spend.

Philips used a system to classify suppliers in commodity groups, for example plastics, packaging, and metals. Philips excluded suppliers in commodity groups for which it is unlikely that one or more of the 3TGs is contained in the products.

•       Usage of 3TG Suppliers with products that contain a high quantity of 3TG were selected as priority suppliers regardless of the purchasing spend with these suppliers. For example solder suppliers: since the main component of solder is tin, all solder suppliers are selected as priority suppliers.

All identified priority suppliers are requested to investigate their supply chain to identify smelters and country of origin of the conflict minerals and report back to Philips using the CMRT.

Philips reviews all received supplier CMRTs and assesses whether it meets our acceptance criteria related to completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter identification and disclosure. Suppliers with a CMRT that does not meet the acceptance criteria are requested to take corrective actions and update their CMRT accordingly.

We review the supplier CMRTs to determine if there are any findings that indicate a need to conduct further due diligence and gather more detailed information. An example of such a finding is when suppliers indicate that their 3TG metals originate from the DRC or adjoining countries.

The identified priority suppliers were requested to investigate their supply chain and report back to Philips using the CMRT. Philips reviewed all received supplier CMRTs and assessed whether it met our acceptance criteria related to completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter identification and disclosure. Suppliers with a CMRT that did not meet the acceptance criteria, did not provide complete information or provided information that was potentially inaccurate, were requested to take corrective actions and update their CMRT accordingly.

We reviewed the received supplier CMRTs to determine if there were any findings that indicated a need to conduct further due diligence and gather more detailed information.

B	Identify the scope of the risk assessment

	Due Diligence Design	Due Diligence Measures Performed *

	Philips evaluated the identified smelters based on the information available, in order to determine whether it	We compared smelters identified in supplier CMRTs against the list of smelters is reasonable to believe that they are sourcing from a covered country. Philips uses the CFSP compliant smelter list and any other lists that have been recognized by the CFSI, including the London Bullion Metal Association (LBMA) and Responsible Jewelry Council (RJC) lists for gold.

If available, we will also use other sources of information to assess potential risk, for example, publicly available reports and direct information that Philips may have about a smelter’s sourcing practices.

that have received a “conflict free” designation from the CFSP or other independent third party audit program.
C & D	Assess whether smelters carried out due diligence and carry out joint spot checks

	Due Diligence Design	Due Diligence Measures Performed *

Philips relies on industry programs like the CFSP to carry out smelter assessments, and we rely on the CFSP compliant smelter list to determine whether smelters performed due diligence.
Step 3: Design and implement a strategy to respond to identified risks.

A	Report findings to designated senior management

	Due Diligence Design	Due Diligence Measures Performed *

Progress and findings of the supply chain risk assessment are reported to senior management through quarterly and monthly reporting.

In total nine progress reports were shared with senior management and the main topics addressed included:

•       Progress of CMRT collection from priority suppliers

•       Status of supplier CMRTs meeting our acceptance criteria

•       Observed bottlenecks and resolution paths in getting suppliers to meet our CMRT acceptance criteria

B	Devise and adopt a risk management plan

	Due Diligence Design	Due Diligence Measures Performed *

The risk management plan adopted by Philips is in accordance with its policy to ultimately discontinue doing business with any supplier found to be purchasing tungsten, tantalum, tin or gold material which directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

C	Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation

	Due Diligence Design	Due Diligence Measures Performed *

To monitor and track performance of risk management efforts, Philips relies on supplier CMRTs and updates of the CFSP compliant smelter list. The status is discussed internally in monthly reviews with the conflict minerals team and reported to senior management.

D	Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances

	Due Diligence Design	Due Diligence Measures Performed *

We request priority suppliers to update and resend their CMRT when additional information becomes available. When updates are received, step 2 is repeated to assess and mitigate risks.
Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.

Plan and implement third party smelter audits

	Due Diligence Design	Due Diligence Measures Performed *

Philips contributes to the CFSI as a member company, and encourages smelters to participate in the CFSP through direct communication and smelter outreach communication, as well as by signing on to industry letters that are sent to smelters.

As a member of the CFSI, we leveraged the due diligence conducted on smelters by the CFSI’s Conflict-Free Smelter Program (CFSP). This program uses independent third-party auditors to audit the source and chain of custody of the conflict minerals used by smelters that agree to participate in the CFSP.

Step 5: Report annually on supply chain due diligence.

	Due Diligence Design	Due Diligence Measures Performed *

Philips reports annually on supply chain due diligence by filing the form SD with the Conflict Minerals Report.

Furthermore, in its Annual Report Philips publicly reports about conflict minerals since 2009.

Philips publicly made available on its conflict minerals website the “Philips Conflict Minerals Declaration”, including a list of all smelters identified by our first tier suppliers during 2013.

We file with the SEC our Conflict Minerals Report (and the Exhibits thereto) as Exhibit 1.01 to Form SD and makes the report available on our conflict minerals website.

The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the Conflict Minerals Report or Form SD.

3 Due Diligence Determination

In line with step 2 of the above described due diligence design and measures, Philips undertook in 2013 a reasonable country of origin inquiry (“RCOI”) to determine whether the necessary conflict minerals in Philips’ products originated from the DRC or adjoining countries. Philips undertook the above described due diligence measures, to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products that we had reason to believe may have originated from the DRC or adjoining countries and may not have come from recycled or scrap sources. Below sections summarize the results of the RCOI and due diligence measures performed.

3.1 Results of RCOI

Philips identified 349 priority suppliers and used the data provided by these suppliers in their CMRTs to identify the smelters in the Philips supply chain and that therefore may have been used to process 3TG metals contained in Philips products. 94% of these priority suppliers submitted a CMRT to Philips and provided names of close to 1000 different entities on their smelter lists. We used the “CFSI smelter reference list” as a reference to determine whether the identified entities are recognized smelters. The 2013 version of the “CFSI smelter reference list” includes 198 names of known smelters. Philips identified 191 of these smelters to also be in our supply chain. The majority of these are located in Asia, with China as the main country.

To the best of our knowledge, none of the smelters identified in our supply chain are known to source minerals that benefit armed groups in the DRC.

In the CMRTs received during the reporting period, 85 suppliers indicated that their products contain 3TG metals that originated from the DRC or adjoining countries. We requested these suppliers to provide additional information to confirm the conflict-free status of their supply chains. For 5 suppliers we were not able to collect all additional information. The other 80 suppliers have disclosed the names of all smelters that processed the 3TG originating from the DRC or adjoining countries, and they were all CFSP compliant.

Philips did not discontinue business with suppliers because we did not have a reason to believe that any of our suppliers was purchasing 3TG which directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

68 (36%) of the identified smelters successfully passed the CSFP or equivalent assessment, thereby confirming their conflict-free status. The remaining 123 (64%) identified smelters did not complete an independent third party audit to confirm their conflict-free status.

To determine the country of origin for the identified smelters, we rely on the “CFSI Reasonable Country of Origin Inquiry data”. For the 68 CFSP compliant smelters identified in our supply chain we concluded that:

•	9 smelters source from the DRC or adjoining countries

•	27 smelters do not source from the DRC or adjoining countries

•	6 smelters process only recycled or scrap materials

•	26 smelters did not disclose their sourcing countries

For the 123 smelters that did not complete a CFSP or equivalent assessment, we were unable to confirm their sourcing countries.

Results RCOI

3.2 Analysis of our products in light of due diligence results

Given Philips’ large product portfolio and supplier base, collecting supply chain information on a product level would be complex. Philips does not have component level information from all of our 10,000 first tier suppliers, and we are therefore unable to report for each specific Philips product. Our approach is to conduct supply chain due diligence and report on the company level for our entire product portfolio, which allows us to focus our efforts on building, maintaining, and improving a robust due diligence program that makes a difference for the communities in the DRC or adjoining countries.

3.3 Determination

As a result of the RCOI and Due Diligence Measures Performed, Philips provides below the known facilities (smelters) that may have been used to process 3TG metals contained in Philips products, and the metals country of origin. The country of origin information is based on the “CFSI Reasonable Country of Origin Inquiry data”.

We have not been able to confirm the identification of and conflict-free status under the CFSP standards for all smelters used in our supply chain. None of the smelters identified in our supply chain is known to us as sourcing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

3.4 List of products, smelters and country of origin

This Conflict Minerals Report covers Philips’ entire product portfolio. Please refer to page 3 for a description of Philips’ products.

The table below represents a consolidated list of the smelters (191 in total) reported by our priority suppliers as a result of the 2013 CMRT survey. Based on the supplier data provided to us and the CFSP compliant smelter list, we conclude the following.

For Tin, of the below listed facilities:

•	1 is known to source from the DRC and this facility is conflict-free within the CFSP standard

•	9 are known to source from outside the DRC or adjoining countries

•	1 is known to process only recycled or scrap materials

•	52 with undeterminable origin and undeterminable conflict-free status

For Tantalum, of the below listed facilities:

•	5 are known to source from the DRC and all these facilities are conflict-free within the CFSP standard

•	3 are known to source from the DRC adjoining countries (not from the DRC itself) and are CFSP compliant

•	6 are known to source from outside the DRC or adjoining countries

•	5 are known to process only recycled or scrap materials

•	2 with undeterminable origin and undeterminable conflict-free status

For Tungsten, of the below listed facilities:

•	None are known to source from the DRC or adjoining countries

•	1 is known to source from outside the DRC or adjoining countries

•	19 with undeterminable origin and undeterminable conflict-free status

For Gold, of the below listed facilities:

•	None are known to source from the DRC or adjoining countries

•	26 did not disclose their sourcing country of origin and are CFSP compliant

•	11 are known to source from outside the DRC or adjoining countries

•	50 with undeterminable origin and undeterminable conflict-free status

List of Known Facilities processing conflict minerals for DRC Conflict Undeterminable Products

Metal	Facility Name	Conflict-Free Status[1]
Gold	Aida Chemical Industries	Undeterminable
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Conflict-Free
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Undeterminable
Gold	AngloGold Ashanti Mineração Ltda	Conflict-Free
Gold	Argor-Heraeus SA	Conflict-Free
Gold	Asahi Pretec Corp	Conflict-Free
Gold	Asaka Riken Co Ltd	Undeterminable
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Undeterminable
Gold	Aurubis AG	Undeterminable
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Undeterminable
Gold	Boliden AB	Undeterminable
Gold	Caridad	Undeterminable
Gold	Cendres & Metaux SA	Undeterminable
Gold	Central Bank of the DPR of Korea	Undeterminable
Gold	Chimet	Conflict-Free
Gold	Chugai Mining	Undeterminable
Gold	Codelco	Undeterminable
Gold	Daejin Indus Co. Ltd	Undeterminable
Gold	DaeryongENC	Undeterminable
Gold	Do Sung Corporation	Undeterminable
Gold	Dowa Kogyo k.k	Conflict-Free
Gold	FSE Novosibirsk Refinery	Undeterminable
Gold	Heimerle + Meule GmbH	Undeterminable
Gold	Heraeus Ltd Hong Kong	Conflict-Free
Gold	Heraeus Precious Metals GmbH & Co. KG	Conflict-Free
Gold	Hwasung CJ Co. Ltd	Undeterminable
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Undeterminable
Gold	Ishifuku Metal Industry Co., Ltd.	Conflict-Free
Gold	Istanbul Gold Refinery	Conflict-Free

[1]	This categorization is based on the CFSP standards. All CFSP compliant smelters are listed here as conflict-free.

Gold	Japanese Mint Osaka	Undeterminable
Gold	Jiangxi Copper Company Limited	Undeterminable
Gold	Johnson Matthey Canada	Conflict-Free
Gold	Johnson Matthey Limited	Conflict-Free
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Undeterminable
Gold	JSC Uralectromed	Undeterminable
Gold	Kazzinc Ltd	Undeterminable
Gold	Kojima Chemicals Co. Ltd	Conflict-Free
Gold	Korea Metal	Undeterminable
Gold	Kyrgyzaltyn JSC	Undeterminable
Gold	L’ azurde Company For Jewelry	Undeterminable
Gold	LS-Nikko Copper Inc	Conflict-Free
Gold	Materion Advanced Metals	Conflict-Free
Gold	Matsuda Sangyo Co. Ltd	Conflict-Free
Gold	Metalor Technologies (Hong Kong) Ltd	Conflict-Free
Gold	Metalor Technologies SA	Conflict-Free
Gold	Metalor USA Refining Corporation	Conflict-Free
Gold	Met-Mex Peñoles, S.A.	Undeterminable
Gold	Mistubishi Materials Corporation	Conflict-Free
Gold	Mitsui Mining and Smelting Co., Ltd.	Conflict-Free
Gold	Moscow Special Alloys Processing Plant	Undeterminable
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Undeterminable
Gold	Navoi	Undeterminable
Gold	Nihon Material Co. LTD	Conflict-Free
Gold	Ohio Precious Metals LLC.	Conflict-Free
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Undeterminable
Gold	OJSC Kolyma Refinery	Undeterminable
Gold	PAMP SA	Conflict-Free
Gold	Pan Pacific Copper	Undeterminable
Gold	Prioksky Plant of Non-Ferrous Metals	Undeterminable
Gold	PT Aneka Tambang (Persero) Tbk	Undeterminable
Gold	PX Précinox SA	Undeterminable
Gold	Rand Refinery	Conflict-Free
Gold	Royal Canadian Mint	Conflict-Free
Gold	Sabin Metal Corp.	Undeterminable
Gold	Saganoseki Smelter & Refinery	Conflict-Free
Gold	SAMWON METALS Corp.	Undeterminable
Gold	Schone Edelmetaal	Undeterminable
Gold	SEMPSA Joyeria Plateria SA	Conflict-Free
Gold	Shandong Gold Mining (Laizhou)	Undeterminable
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Undeterminable

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Undeterminable
Gold	Solar Applied Materials Taiwan	Conflict-Free
Gold	Sumitomo Metal Mining Co. Ltd.	Conflict-Free
Gold	Suzhou Xingrui Noble	Undeterminable
Gold	Tanaka Denshi Kogyo	Conflict-Free
Gold	The Great Wall Gold and Silver Refinery of China	Undeterminable
Gold	Tokuriki Tokyo Melters Assayers	Conflict-Free
Gold	Torecom	Undeterminable
Gold	Umicore Beligium	Conflict-Free
Gold	Umicore Brasil Ltda	Undeterminable
Gold	United Precious Metal Refining Inc.	Conflict-Free
Gold	Valcambi SA	Conflict-Free
Gold	Western Australian Mint trading as The Perth Mint	Conflict-Free
Gold	Xstrata Canada Corporation	Conflict-Free
Gold	Yokohama Metal Co Ltd	Undeterminable
Gold	Zhongjin Gold Corporation Limited	Undeterminable
Gold	Zijin Mining Group Co. Ltd	Undeterminable
Tantalum	Conghua Tantalum and Niobium Smeltry	Conflict-Free
Tantalum	Duoluoshan Sapphire Rare Metal Co. Ltd	Conflict-Free
Tantalum	Exotech Inc.	Conflict-Free
Tantalum	F&X Electro-Materials Limited	Conflict-Free
Tantalum	Gannon & Scott	Undeterminable
Tantalum	Global Advanced Metals	Conflict-Free
Tantalum	H.C. Starck GmbH	Conflict-Free
Tantalum	Hi-Temp	Conflict-Free
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	Undeterminable
Tantalum	JiuJiang Tambre Co. Ltd.	Conflict-Free
Tantalum	Kemet Blue Powder	Conflict-Free
Tantalum	Mitsui Mining & Smelting	Conflict-Free
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Conflict-Free
Tantalum	Plansee Group	Conflict-Free
Tantalum	RFH	Conflict-Free
Tantalum	Solikamsk Metal Works	Conflict-Free
Tantalum	Taki Chemicals	Conflict-Free
Tantalum	Tantalite Resources	Conflict-Free
Tantalum	Telex	Conflict-Free
Tantalum	Ulba	Conflict-Free
Tantalum	Zhuzhou	Conflict-Free
Tin	Alpha Metals	Conflict-Free
Tin	China Minmetals Ganzhou Tin Co. Ltd.	Undeterminable
Tin	CNMC (Guangxi) PGMA Co. Ltd.	Undeterminable

Tin	Cooper Santa	Undeterminable
Tin	CV Duta Putra Bangka	Undeterminable
Tin	CV Gita Pesona	Undeterminable
Tin	CV Jus Tindo	Undeterminable
Tin	CV Makmur Jaya	Undeterminable
Tin	CV Nurjanah	Undeterminable
Tin	CV Prima Timah Utama	Undeterminable
Tin	CV Serumpun Sebalai	Undeterminable
Tin	CV United Smelting	Undeterminable
Tin	Empressa Nacional de Fundiciones (ENAF)	Undeterminable
Tin	Fenix Metals	Undeterminable
Tin	Gejiu Non-ferrous	Conflict-Free
Tin	Gejiu Zili Metallurgy Co.	Undeterminable
Tin	Gold Bell Group	Undeterminable
Tin	Huichang Jinshunda Tin Co. Ltd	Undeterminable
Tin	Hunan Chenzhou Mining Group Co	Undeterminable
Tin	Indra Eramulti Logam	Conflict-Free
Tin	Jiangxi Nanshan	Undeterminable
Tin	Kai Unita Trade Limited Liability Company	Undeterminable
Tin	Ketapang	Undeterminable
Tin	Kundur	Undeterminable
Tin	Linwu Xianggui Smelter Co	Undeterminable
Tin	Liuzhou China Tin	Undeterminable
Tin	Malaysia Smelting Corp	Conflict-Free
Tin	Metallo Chimique	Undeterminable
Tin	Mineração Taboca S.A.	Conflict-Free
Tin	Minsur	Conflict-Free
Tin	Mitsubishi Material	Conflict-Free
Tin	Novosibirsk Integrated Tin Works	Undeterminable
Tin	OMSA	Conflict-Free
Tin	PT Alam Lestari Kencana	Undeterminable
Tin	PT Artha Cipta Langgeng	Undeterminable
Tin	PT Babel Inti Perkasa	Undeterminable
Tin	PT Babel Surya Alam Lestari	Undeterminable
Tin	PT Bangka Kudai Tin	Undeterminable
Tin	PT Bangka Timah Utama Sejahtera	Undeterminable
Tin	PT Belitung Industri Sejahtera	Undeterminable
Tin	PT Bellitin Makmur Lestari	Undeterminable
Tin	PT DS Jaya Abadi	Undeterminable
Tin	PT Eunindo Usaha Mandiri	Undeterminable
Tin	PT Fang Di MulTindo	Undeterminable

Tin	PT HP Metals Indonesia	Undeterminable
Tin	PT Karimun Mining	Undeterminable
Tin	PT Koba Tin	Undeterminable
Tin	PT Mitra Stania Prima	Undeterminable
Tin	PT Panca Mega	Undeterminable
Tin	PT Refined Banka Tin	Undeterminable
Tin	PT Sariwiguna Binasentosa	Undeterminable
Tin	PT Seirama Tin investment	Undeterminable
Tin	PT STANINDO INTI PERKASA	Undeterminable
Tin	PT Sumber Jaya Indah	Undeterminable
Tin	PT Timah	Undeterminable
Tin	PT Timah Nusantara	Undeterminable
Tin	PT Tinindo Inter Nusa	Undeterminable
Tin	PT Tommy Utama	Undeterminable
Tin	PT Yinchendo Mining Industry	Undeterminable
Tin	Thailand Smelting and Refining Co. Ltd.	Conflict-Free
Tin	White Solder Metalurgia	Conflict-Free
Tin	Yunnan Chengfeng Non-Ferrous Metals Co Ltd	Undeterminable
Tin	Yunnan Tin Company Limited	Conflict-Free
Tungsten	Alldyne Powder Technologies	Undeterminable
Tungsten	ALMT	Undeterminable
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd	Undeterminable
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	Undeterminable
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Undeterminable
Tungsten	Gan Bei Tungsten Industry	Undeterminable
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	Undeterminable
Tungsten	Ganzhou Huaxing Tungsten	Undeterminable
Tungsten	Ganzhou Nonferrous Metals Smelting Co Ltd.	Undeterminable
Tungsten	Global Tungsten & Powders Corp	Conflict-Free
Tungsten	H.C. Starck GmbH	Undeterminable
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Undeterminable
Tungsten	Japan New Metals Co Ltd	Undeterminable
Tungsten	Kennametal Inc.	Undeterminable
Tungsten	Tejing (Vietnam) Tungsten Co Ltd	Undeterminable
Tungsten	Wolfram Bergbau und Hütten AG	Undeterminable
Tungsten	Wolfram Company CJSC	Undeterminable
Tungsten	Xiamen Tungsten Co Ltd	Undeterminable
Tungsten	Zhangyuan Tungsten Co Ltd	Undeterminable
Tungsten	Zhuzhou Cemented Carbide Works Imp. & Exp. Co.	Undeterminable

Country of origin for the minerals processed by above smelters

Angola, Argentina, Australia, Austria, Belgium, Brazil, Burundi, Central African Republic, Chile, China, Colombia, Côte D’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Kenya, Laoa People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Congo, Republic of Korea, Russian Federation, Rwanda, Sierra Leone, Singapore, South Africa, South Sudan, Suriname, Switzerland, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United Republic of Tanzania, United States of America, Zambia.

3.5 Steps to improve due diligence

For the next reporting year, Philips plans to continue its engagement with priority suppliers to investigate its supply chain. We will communicate to priority suppliers our expectation that they source only from CFSP compliant smelters as sufficient smelters for tin, tantalum, tungsten and/or gold become available.

Since one of the challenges in our due diligence process has been to identify and verify smelters, we will increase our efforts to investigate the entities that are not included on the CFSI smelter reference list. Furthermore, we plan to reach out to smelters that are not yet CFSP compliant, with the aim of increasing the number of smelters on the list of CFSP compliant smelters.

4 Independent private sector audit

We obtained an independent private sector audit of whether the design of our due diligence framework (as described in section 2.1) conforms to a recognized due diligence framework and whether our description of the due diligence in the Conflict Minerals Reports (as described in column “Due Diligence Measures Performed” in section 2.2) is consistent with the due diligence we undertook. This report is set forth in Exhibit A to this report.

5 Data sources used

•	CFSI Reasonable Country of Origin Inquiry Data - version March 28, 2014

•	CMRTs received from priority suppliers

•	CFSI smelter reference list, as included in the CMRT version 2.03 (Dec 2013)

6 Abbreviations

Abbreviation	Term
3TG	Tin, tantalum, tungsten, and gold
CFSI	Conflict Free Sourcing Initiative
CFSP	Conflict Free Smelter Program
CMRT	CFSI Conflict Minerals Reporting Template
EICC	Electronics Industry Citizenship Coalition
Form SD	Specialized Disclosure Form
GeSI	Global e-Sustainability Initiative
OECD	Organization for Economic Cooperation and Development
RCOI	Reasonable Country of Origin Inquiry
SEC	Securities and Exchange Committee
SSD	Supplier Sustainability Declaration

Exhibit A

Independent Accountants Report

To the Supervisory Board and Shareholders of Koninklijke Philips N.V.:

We have examined:

•	whether the design of Koninklijke Philips N.V. (the “Company”) due diligence framework as set forth in section 2.1 of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2013, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Due Diligence Guidance”), and

•	whether the Company’s description of the due diligence measures it performed, as set forth in column “Due Diligence Measures Performed” in section 2.2 of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2013, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance;

•	The completeness of the Company’s description of the due diligence measures performed;

•	The suitability of the design or operating effectiveness of the Company’s due diligence process;

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance;

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof; or

•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products.

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than section(s) 2.1 and column “Due Diligence Measures Performed” in section 2.2.

In our opinion,

•	the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2013, as set forth in section 2.1 of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and

•	the Company’s description of the due diligence measures it performed as set forth in column “Due Diligence Measures Performed” in section 2.2 of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2013, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ KPMG Accountants N.V.

Amsterdam, The Netherlands

June 2, 2014